Exhibit 99.2

TRANSCRIPT

TWMC - Q3 2010 Trans World Entertainment Corp. Earnings Conference Call

Event Date/Time: Nov. 18. 2010 / 10:00AM EST

CORPORATE PARTICIPANTS

Bob Higgins
Trans World Entertainment Corp. - Chairman of the Board

John Sullivan
Trans World Entertainment Corp. - CFO

CONFERENCE CALL PARTICIPANTS
Operator

Brendan McMillan
Centurion Investment - Analyst

William Meyers
Miller Asset Management - Analyst

PRESENTATION
Operator

Good day, ladies and gentleman, and welcome to the Trans World Entertainment third quarter 2010 conference call. At this time all lines are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. (Operator Instructions) As a reminder, this conference is being recorded. I would now like to turn the conference over to your host today, Mr. Bob Higgins, Chairman and CEO. Please begin, sir.

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board

Thank you, Shawn. Good morning, everyone. On the call with me today are Mike Honeyman, our President and Chief Operating Officer, and John Sullivan, our Chief Financial Officer. Thank you for joining us today as we discuss our third quarter results. We will take questions following our comments.

Although sales were softer than expected, we’ve managed to improve our financial performance from last year through management of gross margin and expenses. Comp store sales decreased 5%. Total sales in the quarter decreased 20% to $129 million. Our net loss for the third quarter was $16.1 million, or $0.51 per share, compared to $22.3 million last year, or $0.71 per share.

Although the video industry was down 11%, our video sales increased 2% on a comp store basis in the third quarter. We managed to increase sales in this category with our broad assortment of titles. Video now represents 44% of our business, up from 41% last year. For the quarter, our comp sales in music were down 7% compared to CD sales for the industry that declined 24%. Music represents 36% of our business as compared to 37% last year.

Comp store sales for electronics, accessory and trend increased 5% on a combined basis and represented 15% of our business versus 13% last year.

Comp store sales in our game category decreased 41% and represented 5% of our business as compared to 8% last year. During fiscal 2009, the Company eliminated the game category in over 200 stores. At the end of the third quarter, 135 of our stores carried games compared to 347 a year ago. John will now take you through the financial results for the third quarter. John?

John Sullivan - Trans World Entertainment Corp. - CFO
Thank you, Bob. Good morning. Our net loss for the quarter improved $6.2 million to $16.1 million from last year’s net loss of $22.3 million. The loss per share was $0.51, compared to $0.71 per share last year.

Our gross margin rate for the quarter increased to 34.1% from 33.9% last year, a 20-basis-point improvement.

SG&A expenses were $56.2 million, a reduction of 22% versus a sales decline of 20%. As a percentage of sales SG&A expenses were 43.7% this year versus 44.8% last year, an improvement of 110 basis points.

EBITDA was a loss of $12.3 million in the quarter versus $17.6 million last year, an improvement of $5.3 million.

Net interest expense was $900,000 in the quarter versus $700,000 last year. At the end of the quarter, borrowings on our line of credit was $8.6 million, which was $46.9 million less than last year’s $55.5 million. We accomplished this through the management of working capital. Year-over-year we lowered our inventory by $98 million. Our quarter-end inventory position was $271 million versus last year’s $369 million. On a square-foot basis, this was $76 a foot versus $83 last year.

We continue to focus on managing our working capital needs in relation to the business trends and continue to maintain a strong financial position. During the quarter, we closed one store, and we ended the quarter with 533 stores in operation, and square feet totaling 3.6 million versus last year’s 690 stores and square feet totaling 4.5 million. I will now turn it back to Bob to complete our comments.

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board
Thank you, John. We are well-positioned for the all-important holiday season. The lineup of new releases in music is stronger this year than last, and we expect Blu-Ray sales to drive the video category. We have created a stronger value statement to drive additional traffic across the lease line and improve conversion rates. Our associates continue to offer best-of-class customer service to complement the broadest selection of music and video products available in any national retail chain.

In this challenging time we are effectively managing our working capital as evidenced by our inventory position at the end of the third quarter and our lower borrowings under our credit facility. We are also keeping our capital expenditures below $5 million for the year. Despite the sales decline during the third quarter, we were able to reduce our EBITDA loss versus last year through improved gross margin and control of expenses, and our balance sheet remains strong. I would like to thank our associates for their commitment to the Company and our vendors for their continued support. We look forward to maximizing our financial results in the fourth quarter, and I would now like to now open up the call for questions. If you could open up the call, I would appreciate it.

QUESTIONS AND ANSWERS
Operator
Thank you. (Operator Instructions) One moment, please. Our first question comes from Brendan McMillan with Centurion Investment.

Brendan McMillan - Centurion Investment - Analyst
Hey, you all. First of all, a good job managing the business in a very challenging period. Bob, I just had a question. I know you have obviously shown a lot of belief and support in the business here, in continuing to buy shares, et cetera. But I guess, you have done an amazing job here in very challenging circumstances, could you just talk about your thoughts around strategy, and I think what most people would say, it is not necessarily correct, but what most people would say is that a melting ice cube of a business with the writing on the wall, around downloads, even potentially highly eroding the video category that you have managed to construct for yourselves, let alone what is going on in music. So I just wanted to ask you about what your thoughts are and how you plan to go forward here?

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board
Yes, I think that’s a good question. And you are right, the way most people think about our business today. And I will tell you, our strategy is — is to be the last man standing in the business, and that can be good and bad, and we still think it is very good.

Things are working out the way we had thought they would, and the major competitors today, whether it be Best Buy, Target or Walmart, have all significantly downsized their music and DVD departments, especially those two particular areas. And they haven’t done that in Blu-Ray because they consider that a growth category, but they have done it in the other categories. So we feel this gives us a great opportunity with the selection that we have to continue to grab market share and to grab more physical business.

The other thing that is very important, though, we have to have the value — the right value for the consumer. We have proven that when we have the right value for the consumer, they do buy the physical product. This quarter was disappointing to us from a sales point of view because we had a number of new release that were supposed to come out fell out — or fell into the fourth quarter, and in general, it is just not a good quarter for us from a sales point of view. But we feel very confident in the fourth quarter.

And the other thing, strategically, we are doing, we are addressing all of our expense structure. As an example, which we have already announced, we are closing our Carson facility because with a smaller store base we will do all distribution out of Albany, New York, and that is down to a skeleton crew now, less than about 10 people working there and just distributing some product for the fourth quarter and it will close in December. But we are looking at every single expense line and getting the expenses in line with the size of the business. And we are examining everything. So from a sales point of view, we feel that we can get the sales driving in the physical categories due to the fact that the change in the competitive environment.

Brendan McMillan - Centurion Investment - Analyst
Okay. So — thanks for that. So you — basically, it seems to be the case that people will still be buying videos for the next few years even if the erosion happens as the pessimists suggest it will. So when you talk about being the last man standing in the business, you just — do you think that there will be returns that accrete from — obviously you will get a higher percentage of the market share, but do you think that there will be some sort of potential change in the business model that will be possible as you are one of the last people in the business still, or how do you think about that?

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board
Well, one of the changes in the business model will be — which we have already accomplished this and continue to accomplish this as leases expire, is our occupancy. Definitely I think the landlords do understand that we are in a difficult business and can’t live with the occupancies we did five years ago. And we have many, many leases, I think it is about 360 leases, expiring this year, which gives us the ability — some of those are already on a favorable rent deal, some of them we have to either address or close some stores and we will do that this year because we think that’s a good part to — that’s a very important part of our strategy also, is right sizing the Company.

Brendan McMillan - Centurion Investment - Analyst
Okay. Great. And how do you — Bob, how do you think about that when you are thinking about the store closing equation. Can you talk a little bit more about that, in terms of does the store have to be profitable on a stand-alone basis? And then on what kind of metrics and over what time period? And if you are renewing leases, are they just very from month-to-month or year-to-year? How do you think — how are you planning on doing that, too?

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board
We — number one — I will answer your last question first. But we don’t renew anything that will be less than a year, and they have to be — we have to get them to a point that they give us a reasonable return of profitability on a four-wall basis or we will not renew the lease. And we have been very successful of that because of the cooperation with the landlord and them understanding our situation.

Brendan McMillan - Centurion Investment - Analyst
Okay.

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board
And the industry situation. They feel we operate a good business, and if someone is going to come out of this business with a successful format, which they would like to see in their centers, it will be us.

Brendan McMillan - Centurion Investment - Analyst
Okay. Bob, can you just talk — in your opinion, is there — and then I will get back in queue. But is there — do you believe that the business will be viable selling DVDs or Blu-Ray or music four or five years from now? How do you think about that?

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board
In this business, four or five years from now, believe it or not, that is a tough question to answer. And I’d just be giving you probably a (expletive) answer if I answered it. But I think we’ll have to go through some product line changes as we go through this and see where the industry goes, to see — as downloading is becoming more of an issue in DVD as we go along, we’ll just see what our volume is in DVD and whether we are in the digital download business also. So we have just got to take it a year or two at a time, but my plan is to definitely drive a successful business in 2011.

Brendan McMillan - Centurion Investment - Analyst
Okay. Great, thanks very much.

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board
Thank you.

Operator
(Operator Instructions) Our next question comes from William Meyers with Miller Asset Management.

William Meyers - Miller Asset Management - Analyst
Hi. Thanks for taking my question. First, the — you had a sequential decline. Would you characterize that as seasonal? You only closed one store in the quarter, is that typical seasonality or is that something else?

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board
Yes, the closing of one store in the quarter is very seasonality and normally happens because if we — first of all, we don’t have many leases that expire in that quarter, but if we did, and it was an unfavorable store, chances are we would get at least a concession to continue that store until the end of January. And so, that’s why there isn’t many — most of the closings occur for us in the fourth quarter, but we have closed — how many stores this year, John?

John Sullivan - Trans World Entertainment Corp. - CFO
29.

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board
We have closed 29 stores over the course of the year.

William Meyers - Miller Asset Management - Analyst
Okay. And are your website revenues material at this point? How do you see your website?

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board
They aren’t material at this time but we are looking at that very carefully to see if we can start after — in 2011 make it a much better contributor for us.

William Meyers - Miller Asset Management - Analyst
Okay. Thank you very much.

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board
Thank you.

Operator
(Operator Instructions) I am not showing any other questions at this time.

Bob Higgins - Trans World Entertainment Corp. - Chairman of the Board
Okay. Well, I would just like to say to everyone that we look forward to talking with them after the holidays. I would like to wish everybody a very happy holiday season and hope you have an enjoyable shopping experience in our stores. So thank you very much, Shawn. Thank you for your time today.

Operator
Thank you. Ladies and gentleman, thank you for your participation in today’s conference. This does conclude the conference, you may now disconnect. Good day.